UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 24, 2020

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Hanagar Street, Hod Hasharon, Israel	4527708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.03	Material Modification to Rights of Security Holders.

On December 24, 2020, Wize Pharma, Inc. (the “Company”) entered into an agreement (the “Agreement”) with certain holders (the “Holders”) representing a majority of the Series A common stock purchase warrants issued by the Company in October 2018 (the “Warrants”). Pursuant to the terms of the Agreement, the Company and Holders mutually agreed that the Company would voluntarily reduce the exercise price of the Warrants to $0.001 per share until January 7, 2021, after which such exercise price shall revert back to $0.16 per share.

As a result of the adjustment to the exercise price of the Warrants, the exercise price of the warrants issued in November 2017 (the “2017 Warrants”), the placement agent warrants issued in October 2018 (the “2018 Placement Agent Warrants”), the warrants issued to certain lenders in May 2019 (the “May 2019 Warrants”), the warrants issued to certain lenders in November 2019 (the “November 2019 Warrants”), the warrants issued to certain purchasers from the private placement in December 2019 (the “December 2019 Warrants”) and certain investment rights issued on January 2017 (the “Investment Rights”) were also adjusted to reflect a reduced exercise price of $0.001 per share (collectively, the “Warrant Adjustments”). As a result of the Warrant Adjustments, on December 29, 2020 an aggregate of 13,332,657 were issued as a result of the exercise of such warrants, each on a cashless basis. Such warrant exercises also included warrants beneficially owned by our Chief Executive Officer, Noam Dannenberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

	By:	/s/ Or Eisenberg
	Name:	Or Eisenberg
Date: December 31, 2020	Title:	Chief Financial Officer

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